EDUCATION REALTY TRUST ANNOUNCES
FIRST QUARTER 2011 RESULTS

- Same-Community Net Operating Income Increases 4.3% -
- Raises 2011 Core FFO Guidance 5% -

MEMPHIS, TN, April 21, 2011 - Education Realty Trust Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate housing, today announced operating results for the quarter ended March 31, 2011.

First Quarter Highlights

•	Core funds from operations (“Core FFO”) was $9.4 million, an increase of 17.5% over the prior year.

•	Core FFO per share/unit was $0.13 as compared to $0.14 for the prior year, resulting from currently unutilized investment capacity from an equity raise that increased outstanding shares 24%;

•	Same-community net operating income increased 4.3% on a 3.5% increase in revenue and a 2.4% increase in operating expenses;

•	Same-community portfolio is 66.9% applied and 57.6% preleased for the 2011/2012 lease term, compared to 64.7% and 56.4% respectively at this time last year;

•	Completed the acquisition of two communities with a total of 234-beds at the University of Virginia in Charlottesville, Virginia for $23.0 million;

•	Reduced outstanding debt by $40.3 million as the result of asset sales and targeted debt pay down.

Randy Churchey, Education Realty Trust’s president and chief executive officer stated, “Demand for collegiate housing remains strong with limited new supply anticipated for the next few years. Furthermore, according to recent U.S. Education Statistics, collegiate enrollment is forecasted to increase by an average of 1.1% per year through 2017. Given the solid underlying industry fundamentals, we are pleased to have started our first quarter producing same-community net operating income growth of 4.3%. This improvement is due to a combination of the strategy we put in place over a year ago to strategically reposition our portfolio and to improve our property management leadership, processes and tools.  This, combined with our enhanced financial flexibility and national footprint as a leader in the collegiate housing industry, positions the Company to continue adding shareholder value.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the first quarter of 2011 was $0.7 million, or $0.01 per diluted share, compared to $0.2 million, or just under $0.01 per diluted share, for the same period in 2010.

Funds From Operations

Core FFO for the first quarter of 2011 was $9.4 million as compared to $8.0 million in the prior year, while Core FFO per share/unit for the quarter was $0.13 compared to $0.14 in the prior year.  The per share/unit variance is the result of currently unutilized investment capacity from an equity raise that increased outstanding shares 24%.

Funds from operations (“FFO”) for the first quarter of 2011 was $6.9 million compared to $7.8 million for the same period last year.  FFO per share/unit for the first quarter was $0.10 compared to $0.13 in the first quarter of 2010.  The decline in FFO was the result of portfolio repositioning transactions in late 2010 and early 2011 and an increase in straight-line ground lease expense offset by improved operating results from our same-community portfolio and development services.

A reconciliation of FFO and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $14.4 million for the first quarter of 2011, an increase of 4.3%, or $0.6 million, from the prior year.  This growth in operating income was the result of a 3.5%, or $0.9 million, increase in revenue and a 2.4%, or $0.3 million, increase in operating expenses.  The revenue growth was driven by a 1.6% increase in occupancies, a 1.7% increase in net rental rates and a 0.2% increase related to other revenue.  Operating expense growth was modest at 2.4%, which in general reflects normal inflationary type increases.

Preleasing for Fall 2011

Same-community preleasing for the 2011/2012 lease term is 120 basis points ahead of the prior year in occupancy with 57.6% of beds preleased for the fall.  Net rental rates for the 2011/2012 lease term are currently projected to be approximately 4.0% ahead of the prior lease term.

The Company publishes a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

Investment Activity First Quarter 2011

The Company completed the purchase of two additional communities at the University of Virginia (UVA) in Charlottesville, Virginia for a total purchase price of approximately $23.0 million.  Both communities are within a short walk of campus and are already 100% preleased for the 2011/2012 lease term.  The communities include a total of 234-beds in 72 unfurnished units.  The combined average rental rate for these communities is $662 per bed.

The Company currently has five active, owned and participating developments that are all progressing on or ahead of schedule.  Site planning and other preconstruction work is being finalized on four of our projects that are scheduled to begin construction this summer, while we expect to complete the roof and celebrate the “topping off” of the 20-story development at Johns Hopkins University within the next month.  As of March 31, 2011, the Company had funded $13.4 million of the $18.0 million in financing it has committed to the Johns Hopkins participating project.

“We are proud of the job our team is doing managing our existing owned and third-party developments,” stated Tom Trubiana, Education Realty Trust’s executive vice president and chief investment officer. “At the same time and as a result of our strong industry reputation and relationships with local and regional developers, we are working a strong pipeline of both development and acquisition activity that should provide opportunities for us in the future.”

Portfolio Repositioning and Capital Recycling

As previously communicated the Company completed the sale of five communities in January 2011.  These transactions culminated a significant repositioning of the Company’s portfolio that began in the fourth quarter of 2010.  The five communities had over 1,900 beds and were at mostly smaller universities with limited barriers to entry.  With a total sales price of approximately $46.1 million, the dispositions reduced outstanding debt by $16.1 million and provided net cash proceeds, after costs, of approximately $29.7 million.

Capital Structure

On March 31, 2011, the Company had cash and cash equivalents totaling $75.6 million and had nothing outstanding on its revolving credit facility, which had a borrowing base availability of $42.7 million.  The Company’s debt to gross assets was 35.4%, its net debt to EBITDA was 5.2x, and its interest coverage ratio was 2.3x.

As previously reported the Company completed a follow-on equity offering, in January 2011, selling 13.2 million shares, including the underwriters’ overallotment option.  A portion of the net proceeds of approximately $91.7 million, after deducting the underwriting discount and other offering costs, was used to repay approximately $19.3 million of debt with the remaining proceeds expected to be used to fund the Company’s current developments, fund future acquisitions and developments and for general corporate purposes.

Earnings Guidance and Outlook

Based upon management’s current estimates of market conditions and future operating results, the Company is raising its guidance for full year 2011 Core FFO per share/unit by 5.0% to a range of $0.38 to $0.42 from its previous guidance range of $0.36 to $0.40.  This adjustment reflects the Core FFO impact of the two community acquisitions and reduction of debt that occurred during the first quarter of 2011.  Consistent with prior guidance, this outlook does not include the impact of any of the following that have not already occurred and been announced by the Company: investment of the $75.6 million of existing cash at March 31, 2011, dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan developments, capital transactions or corporate restructuring costs.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, April 21, 2011.  The call will be hosted by Randy Churchey, president and chief executive officer, Randy Brown, executive vice president and chief financial officer, Tom Trubiana, executive vice president and chief investment officer and Christine Richards, senior vice president of property operations.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 941-4774, and participants from outside the U.S. may dial (480) 629-9760.  Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on April 21, 2011 through midnight Eastern Time on May 5, 2011.  To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4431641.  The archive of the webcast will be available on the company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our most recent Annual Report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it to be an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interest in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure.  Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes.  The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects.  Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions, impairment losses and reorganization or severance costs.  The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets.  In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

About Education Realty Trust

Education Realty Trust Inc. (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 56 communities in 23 states with nearly 34,000 beds within more than 10,500 units. For more information please visit the company's web site at www.educationrealty.com.
Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Collegiate housing properties, net	$670,920	$652,603
Collegiate housing properties - held for sale	-	45,044
Assets under development	3,206	1,146
Cash and cash equivalents	75,609	6,958
Restricted cash	3,032	4,791
Other assets	30,217	26,138

Total assets	$782,984	$736,680

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$331,006	$367,631
Revolving line of credit	-	3,700
Accounts payable and accrued expenses	17,288	18,324
Deferred revenue	10,624	12,243
Total liabilities	358,918	401,898

Commitments and contingencies	-	-

Redeemable noncontrolling interests	10,195	10,039

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized,
71,915,126 and 58,657,056 shares issued and outstanding at
March 31, 2011 and December 31, 2010, respectively	719	587
Preferred shares, $0.01 par value, 50,000,000 shares authorized,
no shares issued and outstanding	-	-
Additional paid-in capital	503,191	414,850
Accumulated deficit	(90,039)	(90,694)
Total Education Realty Trust, Inc. stockholders’ equity	413,871	324,743
Noncontrolling interest	-	-
Total equity	413,871	324,743

Total liabilities and equity	$782,984	$736,680

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended March 31,
	2011	2010
Revenues:
Collegiate housing leasing revenue	$27,098	$25,311
Third-party development services	1,276	693
Third-party management services	834	866
Operating expense reimbursements	1,855	1,908
Total revenues	31,063	28,778

Operating expenses:
Collegiate housing leasing operations	11,482	11,224
Development and management services	1,331	1,313
General and administrative	2,482	2,526
Severance, development pursuit and acquisition costs	(56)	461
Depreciation and amortization	7,006	6,209
Ground leases	1,366	83
Reimbursable operating expenses	1,855	1,908
Total operating expenses	25,466	23,724

Operating income	5,597	5,054

Nonoperating expenses:
Interest expense	4,742	4,987
Amortization of deferred financing costs	284	312
Interest income	(45)	(117)
Loss on extinguishment of debt	351	-
Total nonoperating expenses	5,332	5,182

Income (loss) before equity in earnings of unconsolidated entities, income taxes and discontinued operations	265	(128)

Equity in earnings of unconsolidated entities	5	79
Income (loss) before income taxes and discontinued operations	270	(49)
Less: Income tax expense (benefit)	154	(75)
Income from continuing operations	116	26
Income from discontinued operations	750	355
Net income	866	381

Less: Net income attributable to the noncontrolling interests	211	211
Net income attributable to Education Realty Trust, Inc.	$655	$170

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$0.01	$0.00

Weighted-average share of common stock outstanding – basic	70,852	56,760
Weighted-average share of common stock outstanding – diluted	71,963	57,871

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
Unaudited

	Three months ended March 31,
	2011	2010

Net income attributable to Education Realty Trust, Inc.	$655	$170

Gain on sale of collegiate housing assets (4)	(944)	-
Real estate related depreciation and amortization	6,886	6,103
Equity portion of real estate depreciation and amortization on equity investees	111	124
Depreciation and amortization of discontinued operations	-	1,207
Noncontrolling interests	211	211
Funds from operations (“FFO”)	$6,919	$7,815

FFO adjustments:
Loss on extinguishment of debt (4)	757	-
Acquisition costs	171	-
Straight-line adjustment for ground leases (3)	1,053	-
Reorganization/severance costs, net of tax	-	173
FFO adjustments:	1,981	173

FFO on Participating Developments: (2)
Interest on loan to Participating Development	285	-
Development fees on Participating Development, net of costs and tax	202	-
FFO on Participating Developments:	487	-

Core funds from operations (“Core FFO”)	$9,387	$7,988

FFO per weighted average share/unit (1)	$0.10	$0.13

Core FFO per weighted average share/unit (1)	$0.13	$0.14

Weighted average shares/units (1)	71,963	58,097

Notes:
(1)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)
FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development.  The adjustments are recognized under the same percentage of completion method of accounting used for third-party development fees.

(3)
This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities.  As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.  For the quarter ended March 31, 2011, the adjustment includes $996 related to The GrandMarc at the University of Virginia and $57 related to University Village on Colvin in Syracuse.

(4)	All of or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2011 GUIDANCE – RECONCILIATION OF FFO
(Amounts in thousands, except per share data)
Unaudited

The following is a reconciliation of the Company’s 2011 FFO guidance to net loss:

	Year ending December 31, 2011
	Low End	High End

Net loss attributable to Education Realty Trust, Inc.	$(6,169)	$(3,854)

Gain on sale of collegiate housing assets	(944)	(944)
Real estate related depreciation and amortization	27,300	27,300
Equity portion of real estate depreciation and amortization on equity investees	450	450
Noncontrolling interest	300	340
Funds from operations ("FFO")	$20,937	$23,292

FFO adjustments:
Loss on extinguishment of debt	757	757
Acquisition costs	171	171
Straight-line adjustment for ground leases (3)	4,200	4,200
FFO adjustments:	5,128	5,128

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,300	1,600
Development fees on Participating Development, net of costs and taxes	375	640
FFO on Participating Developments:	1,675	2,240

Core funds from operations ("Core FFO")	$27,740	$30,660

Core FFO per weighted average share/unit (1)	$0.38	$0.42

Weighted average shares/units (1)	73,000	73,000

Notes:
(1)	Core FFO per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)
FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development.  The adjustments are recognized under the same percentage of completion method of accounting used for third-party development fees.

(3)
This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities.  As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.  For the year ended December 31, 2011, the adjustment includes $4.0 million related to The GrandMarc  at the University of Virginia and $0.2 million related to University Village on Colvin in Syracuse.